EXHIBIT 10.3

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

Mark L. Yoseloff

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) is made and entered into as of the 31st day of December, 2008, by and between Shuffle Master, Inc., a Minnesota corporation (the "Company"), and Mark L. Yoseloff (the "Employee"), a resident of the State of Nevada.
RECITALS:

A.
The Company is in the business of developing, manufacturing, distributing and otherwise commercializing gaming equipment, games, and operating systems for gaming equipment and related products and services throughout the United States and in Canada and other countries (the "Business").

B.
The Company and Employee want to create a Fixed employment relationship that protects the Company with appropriate confidentiality and non-compete covenants and rewards the Employee for performing his obligations for the full term of this contract or such shorter term as may be created by his earlier termination by the Company or its successors pursuant to this Agreement.

C.	The Company and employee desire that Employee be employed by the Company on the terms and conditions of this Agreement.

D.
Nothing contained in this Agreement precludes the Company and Employee from extending, renegotiating, or otherwise modifying Employee's employment relationship by mutual agreement of the Company and Employee.

E.	The Company and Employee have previously entered into an employment agreement dated February 23, 2004, as amended on June 5, 2007 and July 10, 2008 (the “Previous Agreement”).

F.	The Company and Employee desired to amend and restate the Previous Agreement solely in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

In consideration of the mutual promises contained herein, Employee and the Company agree as follows:

1. Employment. The Company hereby employs Employee as its Chief Executive Officer and Chairman of the Board of Directors. Employee shall perform the duties of those positions and shall perform such other related duties as the Company's Board of Directors may direct from time to time. Employee's employment with the Company is for the period beginning February 23, 2004 through October 31, 2009, but may be terminated earlier in accordance with the provisions of this Agreement, or extended or otherwise modified by the mutual agreement of Employee and the Company.

2. Salary and Benefits. During the period from February 23, 2004 through October 31, 2009. (a) Employee shall be paid an annual base salary of Four Hundred Thousand Dollars ($400,000.00), paid in the same intervals as other employees of the Company; and (b) for each fiscal year during which Employee is employed through October 31, 2009, Employee will be eligible to receive an executive bonus in accordance with the terms and conditions of the executive bonus program as authorized each year by the Board of Directors of the Company. Employee has received a stock option grant to purchase one hundred sixty-five thousand (165,000) shares of the Company's common stock in accordance with, and subject to, the terms and conditions imposed by the Board of Directors at its February 23rd, 2004 meeting and the Company's Employee Stock Option Plans. This stock option grant will vest and become exercisable in accordance with the terms and conditions imposed by the Board of Directors including the following:

A.
Fifty-five thousand (55,000) shares will become exercisable the earlier of October 31st 2005 or the date on which the Company's closing stock price has increased by thirty (30) per cent from its closing price on February 23rd 2004.

B.
Fifty- five thousand (55,000) shares will become exercisable the earlier of October 31st 2005, or the date on which the Company's closing stock price has increased by forty (40) per cent from its closing price on February 23rd 2004.

C.
Fifty-five thousand (55,000) shares will become exercisable the earlier of April 30`h, 2006, or the date on which the Company's closing stock price has increased by fifty (50) per cent from its closing price on February 23rd, 2004.

The Board does not anticipate making additional stock option grants to the Employee during the term of this contract. However, future Stock Option grants to the Employee are at the discretion of the Company's Board of Directors. Employee's salary is set on the expectation that (except for vacation days and holidays) Employee's full time will be devoted to Employee's duties hereunder. In addition, in the event that the Company's shareholders approve a restricted stock plan, the Company's Board of Directors will develop a performance based bonus plan that provides the employee with an opportunity to receive shares of restricted stock. The Company agrees to provide Employee with the benefits it provides its executive team. Employee will not, however, be eligible to participate in the Company's non-executive bonus program.

3. Strategic Performance Bonus. The Board of Directors of the Company believes that long-range, strategic planning is among the most important duties of the Company's Chief

Executive Officer, including identifying and working toward the successful growth and diversification of the Company and the creation and maintenance of a succession plan for the Company's executives. In order to motivate and reward Employee regarding these duties, the Company's Board of Directors, in its discretion, may grant employee special bonuses based upon specific factors determined by the Company's Board of Directors from time to time and communicated to Employee.

4. Outside Consulting. Employee shall devote Employee's full-time and best efforts to the Company. Employee may render consulting services to other businesses from time to time if Employee first obtains the consent of the Board of Directors of the Company.

5. Non-competition. In consideration of the provisions of this Agreement, Employee shall not, while employed full-time by the Company or its successor:

(a)	directly or indirectly own, manage, operate, participate in, consult with or work for any business which is engaged in the Business.

(b)
either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit or divert or attempt to solicit or divert any of the employees or agents of the Company or its affiliates or successors to work for or represent any competitor of the Company or its affiliates or successors or to call upon any of the customers of the Company or its affiliates or successors.

In further consideration of the provisions of this Agreement Employee is entering into a Covenant Not to Compete Agreement effective February 23rd 2004 covering Employee during the three year period immediately following his last day of employment

6. Confidentiality; Inventions.

(a)
Employee shall fully and promptly disclose to the Company all inventions, discoveries, software and writings that Employee may make, conceive, discover, develop or reduce to practice either solely or jointly with others during Employee's employment with the Company, whether or not during usual working hours. Employee agrees that all such inventions, discoveries, software and writing shall be and remain the sole and exclusive property of the Company, and Employee hereby agrees to assign, and hereby assigns all of Employee's right, title and interest in and to any such inventions, discoveries, software and writings to the Company. Employee agrees to keep complete records of such inventions, discoveries, software and writings, which records shall be and remain the sole property of the Company, and to execute and deliver, either during or after Employee's employment with the Company, such documents as the Company shall deem necessary or desirable to obtain such letters patent, utility models, inventor's certificates, copyrights, trademarks or other appropriate legal rights of the United States and foreign countries as the Company may, in its sole discretion, elect, and to vest title thereto in the

Company, its successors, assigns, or nominees.

(b)
"Inventions," as used herein, shall include inventions, discoveries, improvements, ideas and conceptions, developments and designs, whether or not patentable, tested, reduced to practice, subject to copyright or other rights or forms of protection, or relating to data processing, communications, computer software systems, programs and procedures.

(c)
Employee understands that all copyrightable work that Employee may create while employed by the Company is a "work made for hire," and that the Company is the owner of the copyright therein. Employee hereby assigns all right, title and interest to the copyright therein to the Company.

(d)
Employee has no inventions, improvements, discoveries, software or writings useful to the Company or its subsidiaries or affiliates in the normal course of business, which were conceived, made or written prior to the date of this Agreement.

(e)
Employee will not publish or otherwise disclose, either during or after Employee's employment with the Company, any unpublished or proprietary or confidential information or secret relating to the Company, the Business, the Company's operations or the Company's products or services. Employee will not publish or otherwise disclose proprietary or confidential information of others to which Employee has had access or obtained knowledge in the course of Employee's employment with the Company. Upon termination of Employee's employment with the Company, Employee will not, without the prior written consent of the Company, retain or take with Employee any drawing, writing or other record in any form or nature which relates to any of the foregoing.

(f)	Employee understands that Employee's employment with the Company creates a relationship of trust and confidence between
Employee and the Company. Employee understands that Employee may encounter information in the performance of Employee's duties that is confidential to the Company or its customers. Employee agrees to maintain in confidence all information pertaining to the Business or the Company to which Employee has access including, but not limited to, information relating to the Company's products, inventions, trade secrets, know how, systems, formulas, processes, compositions, customer information and lists, research projects, data processing and computer software techniques, programs and systems, costs, sales volume or strategy, pricing, profitability, plans, marketing strategy, expansion or acquisition or divestiture plans or strategy and information of similar nature received from others with whom the Company does business. Employee agrees not to use, communicate or disclose or authorize any other person to use, communicate or disclose such information orally, in writing, or by publication, either during employee's employment with the Company or thereafter except as expressly authorized in writing by the Company unless and until such information becomes generally known in the relevant trade to which it relates without fault on employee's part, or as required by law.

7. Early Termination by the Company for Just Cause. The Company may terminate Employee for just cause. In the event the Company (or its successor) terminates the Employee for just cause, in consideration of the Company's obligations under this Agreement, the Employee will remain bound under the Covenant Not to Compete Agreement entered into between the Company and Employee effective February 23rd, 2004 for a period of three years immediately following his last day of employment, and the confidentiality obligations contained in Section 6 for as long as the information covered by Section 6 remains confidential. Termination for "just cause" shall include, but not be limited to:

(a)	dishonesty as to a matter which is materially injurious to the Company;

(b)	the commission of a willful act or omission which materially injures the business of the Company;

(c)	a violation of any material provision of this Agreement, including, in particular, the provisions of Sections 4 and 5 hereof;

(d)
any determination by a gaming regulatory body that Employee is found unsuitable as a key employee qualifier, or the actions of the Employee result in the loss of a gaming license that permits the Company to engage in business within a jurisdiction; or

(e)
a determination in good faith by the vote of all outside members of the Company's Board of Directors that the Employee has failed to make a good faith effort to perform his duties as assigned by the Board of Directors; provided, that if the Company desires to terminate Employee for the reasons stated in subsection 7(d), it shall first give Employee written notice of such intention, stating the specific reasons for the termination, and Employee shall have thirty (30) days from the date of receipt of such notice to cure the alleged wrongdoing to the reasonable satisfaction of the outside members of the Company's Board of Directors.

8. Employee's Voluntary Termination and Employee's Termination Without Cause. In the event Employee voluntarily terminates his employment with the Company (or its successor), in the event the Company (or its successor) terminates the Employee without just cause or in the event the Company (or its successor) does not renew this Agreement on terms at least as favorable to Employee as Employee is receiving on February 23, 2004, then Employee will be bound under the confidentiality obligations of Section 6 for as long as the information remains confidential and the Covenant Not to Compete Agreement entered into between the Company and Employee effective February 23rd, 2004.  Voluntary termination of employment means any termination by the Employee except for one made in response to an

9. attempt by the Company to terminate Employee for just cause under Section 7. Voluntary termination includes a termination caused by the death of Employee or “Disability” of Employee for more than six (6) months.  For purposes of this Agreement and the Covenant Not to Compete Agreement, a Disability shall not be deemed to have occurred with respect to treatment of payments considered to be “deferrals” under Code Section 409A unless the disability constitutes a “Disability” under Code Section 409A.

10. Part-time Employment.  Subject to Section 22 hereof, in the event that Employee’s full-time employment is terminated by the Company during the term of this Agreement without “just cause” (as defined in Section 7), or if the Company does not offer to renew this Agreement on terms at least as favorable to Employee as Employee is receiving on February 23, 2004, then, during the two year and nine month period (the “Part-Time Employment Period”) following Employee’s last day of his full-time employment, Employee will be paid each month, as Employee’s sole remedy, an amount determined as follows: Employee's annualized base salary as of his last day of full-time employment will be added to Employee's average annual bonus awarded under the annual executive bonus program over the last three (3) years of Employee’s full-time employment. Subject to Section 22, the resulting amount will be paid to Employee over the Part-Time Employment Period immediately following the last day of his full-time employment, in equal amounts, at the same intervals as other employees of the Company are being paid.

Employee's salary during the Part-time Employment Period is set on the expectation that Employee's time will be spent as reasonably needed to perform his duties to assist the Company's new Chief Executive Officer and Chairman of the Board. The Company will not require that Employee travel more than two (2) nights per month during his Part-time Employment Period. The Company agrees to provide Employee with the general benefits it provides its non-executive employees during his Part-time Employment Period. Employee will not, however, receive any vacation, be eligible to participate in the Company's non-executive bonus program, nor will Employee be eligible to participate; in the Company's executive bonus program and the executive stock option plan.  Notwithstanding anything in this Agreement to the contrary, the Employee shall perform services during such period described in this Section 9 at a level of no more than 20 percent of the average level of bona fide services the Employee performed over the immediately preceding 36 month period such that the Employee shall have incurred a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations on the date of the Employee’s termination of full-time employment.

10. Change in Control. For the purposes of this Agreement, "Change in Control" of the Company shall be defined the same as the conditions for acceleration of an employee's stock options, pursuant to the Company's 2003 Stock Option Plan as amended (the "Plan"),. Any compensation or payments to Employee resulting from a Change in Control shall be determined in its entirety under the terms provided in the Covenant Not to Compete Agreement. In the event of a Change in Control Employee will reasonably cooperate with the Company and exercise his stock options in a way as to not hinder the progress or closing of the transaction, and in no event later than three (3) months following the closing.

 Stock Options. All stock options granted at any time to Employee shall vest in accordance with the terms and conditions set forth in the applicable grant by the Board and, as otherwise may be applicable, with any relevant terms and conditions of the 2003 Stock Option Plan as amended (the "Plan"), to the extent that said options are from the Plan, or, for any options issued out of the New Plan, then pursuant to the New Plan.
11.  No Conflicting Agreements. Employee has the right to enter into this Agreement, and hereby confirms Employee has no contractual or other impediments to the performance of Employee's obligations including, without limitation, any non-competition or similar agreement in favor of any other person or entity.

12.  Company Policies. During the term of Employee's employment, Employee shall engage in no activity or employment which may conflict with the interest of the Company, and Employee shall comply with all policies and procedures of the Company including, without limitation, all policies and procedures pertaining to ethics.

13.  Independent Covenants. The covenants on the part of the Employee contained in Sections 5 and 6 hereof shall be construed as agreements independent of any other provision in this Agreement; it is agreed that the relief for any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall be measured in damages and shall not constitute a defense to enforcement by the Company of those covenants.

14. Injunctive Relief; Attorneys' Fees. In recognition of the irreparable harm that a violation by Employee of any of the covenants contained in Sections 5 and 6 hereof would cause the Company, the Employee agrees that, in addition to any other relief afforded by law, an injunction (both temporary and permanent) against such violation or violations may be issued against him or her and every other person and entity concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies. Employee consents to the issuance of such injunction relief without the posting of a bond or other security. In the event of any such violation, THE EMPLOYEE AGREES TO PAY THE COSTS, EXPENSES AND REASONABLE ATTORNEYS' FEES INCURRED BY THE COMPANY IN PURSUING ANY OF ITS RIGHTS WITH RESPECT TO SUCH VIOLATIONS, IN ADDITION TO THE ACTUAL DAMAGES SUSTAINED BY THE COMPANY AS A RESULT THEREOF.

16. Notice. Any notice sent by registered mail to the last known address of the party to whom such notice is to be given shall satisfy the requirements of notice in this Agreement.

17. Entire Agreement. This Agreement is the entire agreement of the parties hereto concerning the subject matter hereof and supersedes and replaces any oral or written existing agreements between the Company and the Employee relating generally to the same subject matter. The Company and Employee hereby acknowledge that there are no agreements or understandings of any nature, oral or written, regarding Employee's employment, apart from this Agreement.

18.
18. Severability. It is further agreed and understood by the parties hereto that if any provision of this Agreement should be determined by a court to be unenforceable in whole or in part, it shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

19.  Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

20.  Heirs, Successors and Assigns. The terms, conditions, and covenants hereof shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

21. Health Care Benefit.  Unless Employee is terminated by Company for “just cause” (as defined in Section 7), then during the Part-Time Employment Period and thereafter, until Employee’s death, Employee shall be eligible to participate in the Company’s health care (medical and dental) plan as a Class 2 employee, which benefit shall provide the same health care coverage for Employee and his family as they were then receiving on the last date of Employee’s full-time employment with the Company.  Subject to Section 22, the Company shall pay the entire cost of this health care coverage for Employee and his family for as long as the Employee desires said coverage.

22. Code Section 409A Compliance.

(a)
This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in a manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Employee. Notwithstanding any other provisions of this Agreement, the Company does not guarantee that payments will be exempt or comply with Section 409A of the Code, nor will the Company indemnify, defend or hold harmless Employee with respect to the tax consequences of any such failure.

(b)
It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v) and (iii) all amounts set forth in Section 9 shall be payable only upon a termination of the Employee’s employment that constitutes a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h).

(c)	Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Employee’s employment with the Company

(d)
terminates, the Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Employee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after the date of the Employee’s “separation from service” with the Company, or, if earlier, the date of the Employee’s death.  Any payments delayed pursuant to this Section 22 shall be made in a lump sum on the first day of the seventh month following the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Employee’s death.

(e)
To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Employee participates during the term of Employee’s employment under this Agreement or thereafter provides for a "deferral of compensation" within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

EMPLOYER:	EMPLOYEE:
SHUFFLE MASTER, INC.	MARK YOSELOFF
BY: /s/ Jerry Smith	BY: /s/ Mark L. Yoseloff
ITS: Executive Vice President, General Counsel and Corporate Secretary

APPROVED:
COMPENSATION COMMITTEE
BY: /s/ Lou Castle
ITS: Chairman